Nelnet Reports Third Quarter 2025 Results
LINCOLN, Neb., November 6, 2025 - Nelnet (NYSE: NNI) today reported GAAP net income of $106.7 million, or $2.94 per share, for the third quarter of 2025, compared with GAAP net income of $2.4 million, or $0.07 per share, for the same period a year ago.
Net income, excluding derivative market value adjustments1, was $107.3 million, or $2.95 per share, for the third quarter of 2025, compared with $12.4 million, or $0.34 per share, for the same period in 2024.
The third quarter 2025 operating results included the following items:
•Non-recurring revenue of $32.9 million ($25.0 million after tax or $0.69 per share) from the company's government servicing contract. Upon reaching a final agreement with the Department of Education, the company recognized revenue on a contract modification for services previously performed.
•A gain of $30.2 million ($23.0 million after tax or $0.63 per share) related to a partial redemption and increase in the remaining carrying value on a venture capital investment.
•The recognition of $28.9 million ($22.0 million after tax or $0.60 per share) of negative provision (that increased income) related to the reversal of allowance for loan losses on a portfolio of loans sold.
•Certain expense items of $20.1 million ($15.3 million after tax or $0.42 per share) related to a non-cash charge to write-off debt discount costs related to the repurchase of the company's own debt ($8.3 million); continued losses in the company's solar construction business ($6.0 million); and a non-cash impairment charge on a solar development project ($5.8 million).
“Strong results this quarter were driven by ongoing strength across our core businesses in loan servicing, consumer lending, payments, and technology along with some one-time transactions that had a positive impact,” said Jeff Noordhoek, chief executive officer of Nelnet. “We remain focused on long-term value creation and see meaningful opportunities to invest in and grow these businesses. During the quarter, we repurchased shares at an attractive price and increased our dividend. We also plan to make a significant contribution to our foundation before the end of the year. Additionally, we were excited to announce our agreement to acquire Finastra’s Canadian student loan servicing business, which builds on our legacy of serving student loan borrowers and government partners in both the U.S. and Canada. We look forward to continuing their success.”
Nelnet has four reportable operating segments, earning interest income on loans in its Asset Generation and Management (AGM) and Nelnet Bank segments, both part of the company's Nelnet Financial Services (NFS) division, and fee-based revenue in its Loan Servicing and Systems (referred to as Nelnet Diversified Services (NDS)) and Education Technology Services and Payments (referred to as Nelnet Business Services (NBS)) segments. Other business activities and operating segments that are not reportable and not part of the NFS division are combined and included in Corporate Activities.
Asset Generation and Management
The AGM operating segment reported loan and investment net interest income of $44.7 million during the third quarter of 2025, compared with $38.4 million for the same period a year ago. The increase in 2025 was due to an increase in loan spread2, which was partially offset by the expected runoff of the Federal Family Education Loan Program (FFELP) loan portfolio. The average balance of loans outstanding decreased from $9.8 billion for the third quarter of 2024 to $8.8 billion for the same period in 2025.
AGM recognized a negative provision for loan losses in the third quarter of 2025 of $7.4 million ($5.6 million after tax) compared with provision expense of $12.0 million ($9.1 million after tax) for the same period in 2024. As discussed above, during the third quarter of 2025, the company sold $203.3 million of consumer loans and reduced its allowance (and recognized negative provision expense) of $28.9 million related to this loan sale.
In addition, during the third quarter of 2025, AGM recognized a loss of $8.3 million ($6.3 million after tax) from repurchasing $377.6 million of its own debt in the secondary market. As of September 30, 2025, the company holds $499.5 million (par value) of its own FFELP asset-backed securities. For accounting purposes, these notes are eliminated in consolidation and are not included in the company's consolidated financial statements. However, these securities remain legally outstanding at the trust level and may be sold to third parties or redeemed at par as the trust generates cash.
1 Net income, excluding derivative market value adjustments, is a non-GAAP measure. See "Non-GAAP Performance Measures" at the end of this press release and the "Non-GAAP Disclosures" section below for explanatory information and reconciliations of GAAP to non-GAAP financial information.

2 Loan spread represents the spread between the yield earned on loan assets and the costs of the liabilities used to fund the assets.

AGM recognized net income after tax of $27.8 million for the three months ended September 30, 2025, compared with a net loss of $12.4 million for the same period in 2024. In the third quarter of 2024, AGM recognized a loss of $9.5 million ($7.2 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting and a provision expense of $29.0 million ($22.0 million after tax) related to certain of the company's beneficial interest investments.
Nelnet Bank
As of September 30, 2025, Nelnet Bank had total assets of $2.00 billion that consisted of a $974.9 million and $1.01 billion loan and investment portfolio, respectively, and total deposits, including intercompany deposits, of $1.73 billion. Nelnet Bank reported loan and investment net interest income of $15.4 million during the third quarter of 2025, compared with $10.6 million for the same period a year ago. The increase in 2025 was due to an increase in the loan and investment portfolio, partially offset by a decrease in net interest margin.
Nelnet Bank recognized a provision for loan losses in the third quarter of 2025 of $3.8 million ($2.9 million after tax), compared with $6.1 million ($4.6 million after tax) in the third quarter of 2024.
Nelnet Bank recognized net income after tax for the quarter ended September 30, 2025 of $4.6 million, compared with a net loss of $3.6 million for the same period in 2024. In the third quarter of 2024, Nelnet Bank recognized a loss of $3.6 million ($2.7 million after tax) related to changes in the fair value of derivative instruments that do not qualify for hedge accounting
Loan Servicing and Systems
Revenue from the Loan Servicing and Systems segment was $151.1 million for the third quarter of 2025, compared with $108.2 million for the same period in 2024. The increase in revenue was due to the $32.9 million of non-recurring revenue from the government servicing contract as discussed above and an increase of private education loan servicing volume as a result of the conversion of Discover Financial Services and SoFi Lending Corp. loan portfolios during the fourth quarter of 2024 and first quarter of 2025. As of September 30, 2025, the company was servicing $508.7 billion in government-owned, FFELP, private education, and consumer loans for 14.2 million borrowers.
The Loan Servicing and Systems segment reported net income after tax of $35.2 million for the three months ended September 30, 2025, compared with a loss of $3.5 million for the same period in 2024. Net income in 2025 has been positively impacted in 2025 compared with 2024 due to an increase in revenue and a decrease in expenses obtained from strategic cost management activities including efficiencies achieved with technology and automation.
On October 23, 2025, the company announced that it entered into an agreement with DH Corporation, a wholly owned subsidiary of Finastra Holdings Limited (Finastra), to acquire Finastra’s Canadian student loan servicing business for approximately $93 million in cash. The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions. Finastra’s Canadian student loan servicing business is the leading provider of student loan servicing solutions to governments and financial institutions in Canada providing technology enabled managed services across the loan lifecycle. The business currently services loans for 2.4 million borrowers on proprietary technology platforms.
Education Technology Services and Payments
For the third quarter of 2025, revenue from the Education Technology Services and Payments operating segment was $129.3 million, an increase from $118.2 million for the same period in 2024. Revenue less direct costs to provide services for the third quarter of 2025 was $79.0 million, compared with $72.9 million for the same period in 2024. Operating margin has decreased in 2025 compared with 2024 as the company continues to make investments to support the growth in the customer base and development of new technologies.
Net income after tax for the Education Technology Services and Payments segment was $19.0 million for the three months ended September 30, 2025, compared with $20.4 million for the same period in 2024.
Corporate Activities
The company has an investment in an unaffiliated third-party technology company. In August 2025, this technology company completed an equity raise and accepted tender offers to redeem existing equity holders with a portion of the proceeds. The company redeemed a portion of its investment and adjusted its carrying value of its remaining investment to reflect the August 2025 transaction value. As a result of this transaction, the company recognized a pre-tax gain of $30.2 million.
For the third quarter of 2025, the company reported a loss of $6.0 million ($4.6 million after tax) in its solar engineering, procurement, and construction (EPC) business. Since the acquisition of this business in 2022, it has incurred low and, in many cases, negative margins on legacy projects. The company continues to recognize loss reserves that represent its estimate of costs it will incur to complete the remaining legacy contracts.
Share Repurchases
During the first nine months of 2025, the company has repurchased 439,895 Class A common shares for $53.1 million (average price of $120.69 per share), including a total of 217,850 Class A common shares for $27.3 million (average price of $125.19 per share) during the third quarter.
Board of Directors Declares Fourth Quarter Dividend
The Nelnet Board of Directors declared a fourth-quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.33 per share. The dividend will be paid on December 15, 2025, to shareholders of record at the close of business on December 1, 2025.
The Nelnet Foundation was established to help us fulfill our core value of giving back to the communities where we live and work. Historically, Nelnet has contributed annually to the Foundation to support this mission. Due to recent tax law changes and strong operating performance in 2025, our Board of Directors has approved a contribution of up to $35 million to the Foundation. We expect this amount will cover our 2025 annual contribution as well as contributions for the foreseeable future. The full contribution will be expensed in the fourth quarter of 2025.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” "ensure," “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the company under existing and future servicing contracts with the Department of Education, risks related to unfavorable contract modifications or interpretations, risks related to consistently meeting service requirements to avoid the assessment of performance penalties, and risks related to the company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, FFEL Program, private education, and consumer loans; loan portfolio risks such as credit risk, prepayment risk, interest rate basis and repricing risk, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, consumer, and other loans, or investment interests therein, and initiatives to purchase additional FFELP, private education, consumer, and other loans; financing and liquidity risks, including risks of changes in the interest rate environment; risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to a breach of or failure in the company's operational or information systems or infrastructure, or those of third-party vendors, including disclosure of confidential or personal information and/or damage to reputation resulting from cyber breaches; risks related to use of artificial intelligence; uncertainties inherent in forecasting future cash flows from student loan assets, including investment interests therein, and related asset-backed securitizations; risks related to the ability of Nelnet Bank to achieve its business objectives and effectively deploy loan and deposit strategies and achieve expected market penetration; risks related to the expected benefits to the company from its continuing investment in Hudl; risks related to the company's solar tax equity investments and solar construction business, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities and risks from the impact of the enactment of the One Big Beautiful Bill that accelerates the expiration and phase out of solar energy credits; risks and uncertainties related to other initiatives to pursue additional strategic investments (and anticipated income therefrom) including venture capital and real estate investments, reinsurance, acquisitions, and other activities (including risks associated with errors that occasionally occur in converting loan servicing portfolios to a new servicing platform), including activities that are intended to diversify the company both within and outside of its historical core education-related businesses; risks and uncertainties associated with climate change; risks from changes in economic conditions and consumer behavior; risks related to the company's ability to adapt to technological change; risks related to the exclusive forum provisions in the company's articles of incorporation; risks related to the company's executive chairman's ability to control matters related to the company through voting rights; risks related to related party transactions; risks related to natural disasters, terrorist activities, or international hostilities; and risks and uncertainties associated with litigation matters and maintaining compliance with the extensive regulatory requirements applicable to the company's businesses, including recent changes to the regulatory environment in the United States, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the company's consolidated financial statements.
For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by law.
Non-GAAP Performance Measures
The company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. Reconciliations of GAAP to non-GAAP financial information, and a discussion of why the company believes providing this additional information is useful to investors, is provided in the "Non-GAAP Disclosures" section below.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest income:
Loan interest	$162,717	172,104	190,211	501,260	609,064
Investment interest	43,241	40,185	50,272	124,815	143,086
Total interest income	205,958	212,289	240,483	626,075	752,150
Interest expense on bonds and notes payable and bank deposits	120,708	132,854	168,328	378,677	539,367
Net interest income	85,250	79,435	72,155	247,398	212,783
Less (negative provision) provision for loan losses	(3,563)	17,930	18,111	29,704	32,551
Net interest income after provision for loan losses	88,813	61,505	54,044	217,694	180,232
Other income (expense):
Loan servicing and systems revenue	151,052	120,724	108,175	392,517	344,428
Education technology services and payments revenue	129,321	118,184	118,179	394,836	378,627
Reinsurance premiums earned	23,165	26,112	16,619	73,964	44,250
Solar construction revenue	5,738	1,259	19,321	10,992	42,741
Other, net	35,730	22,976	15,706	82,401	33,807
Loss on sale of loans, net	(2,472)	—	(107)	(1,562)	(1,685)
Gain on partial redemption of ALLO investment	—	175,044	—	175,044	—
Derivative market value adjustments and derivative settlements, net	(27)	(3,122)	(11,525)	(8,728)	1,378
Total other income (expense), net	342,507	461,177	266,368	1,119,464	843,546
Cost of services and expenses:
Loan servicing contract fulfillment and acquisition costs	2,021	1,845	196	5,500	392
Cost to provide education technology services and payments	50,363	39,844	45,273	138,254	134,106
Cost to provide solar construction services	7,607	14,050	26,815	29,485	49,115
Total cost of services	59,991	55,739	72,284	173,239	183,613
Salaries and benefits	144,778	134,699	146,192	417,700	429,701
Depreciation and amortization	7,327	7,624	13,661	24,206	45,572
Reinsurance losses and underwriting expenses	19,962	25,662	16,761	67,836	39,066
Other expenses	53,669	51,306	44,685	153,200	138,820
Total operating expenses	225,736	219,291	221,299	662,942	653,159
Impairment expense and provision for beneficial interests	9,145	10,288	29,052	21,024	36,865
Total expenses	294,872	285,318	322,635	857,205	873,637
Income (loss) before income taxes	136,448	237,364	(2,223)	479,953	150,141
Income tax (expense) benefit	(35,773)	(59,510)	282	(120,294)	(37,653)
Net income (loss)	100,675	177,854	(1,941)	359,659	112,488
Net loss attributable to noncontrolling interests	6,009	3,605	4,329	11,044	8,398
Net income attributable to Nelnet, Inc.	$106,684	181,459	2,388	370,703	120,886
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$2.94	4.97	0.07	10.18	3.29
Weighted average common shares outstanding - basic and diluted	36,316,315	36,485,605	36,430,485	36,426,188	36,703,314

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2025	December 31, 2024	September 30, 2024
Assets:
Loans and accrued interest receivable, net	$10,227,261	9,992,744	10,572,881
Cash, cash equivalents, and investments	2,455,950	2,395,214	2,173,000
Restricted cash	550,371	736,502	679,334
Goodwill and intangible assets, net	189,783	194,357	196,400
Other assets	453,317	458,936	462,513
Total assets	$13,876,682	13,777,753	14,084,128
Liabilities:
Bonds and notes payable	$7,822,531	8,309,797	8,938,446
Bank deposits	1,476,765	1,186,131	1,070,758
Other liabilities	990,691	982,708	864,786
Total liabilities	10,289,987	10,478,636	10,873,990
Equity:
Total Nelnet, Inc. shareholders' equity	3,653,290	3,349,762	3,290,652
Noncontrolling interests	(66,595)	(50,645)	(80,514)
Total equity	3,586,695	3,299,117	3,210,138
Total liabilities and equity	$13,876,682	13,777,753	14,084,128

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.

Non-GAAP Disclosures
(Dollars in thousands, except share data)
(unaudited)
Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. The company reports this non-GAAP information because the company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.
Net income, excluding derivative market value adjustments

	Three months ended September 30,
	2025	2024
GAAP net income attributable to Nelnet, Inc.	$106,684	2,388
Realized and unrealized derivative market value adjustments (a)	788	13,165
Tax effect (b)	(189)	(3,160)
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$107,283	12,393
Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$2.94	0.07
Realized and unrealized derivative market value adjustments (a)	0.02	0.36
Tax effect (b)	(0.01)	(0.09)
Non-GAAP net income attributable to Nelnet, Inc., excluding derivative market value adjustments	$2.95	0.34

(a)    "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the respective period to settle with derivative instrument counterparties the economic effect of the company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria are met. Management has structured all of the company’s derivative transactions with the intent that each is economically effective; however, the majority of the company’s derivative instruments do not qualify for hedge accounting in the consolidated financial statements. As a result, the change in fair value for the derivative instruments that do not qualify for hedge accounting is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the company plans to hold to maturity will generally equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the company’s performance and in presentations with credit rating agencies, lenders, and investors
(b)    The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.